Exhibit 10.1

U.S. Small Business Administration

NOTE

SBA Loan Name	Pressure Biosciences, Inc.
Date	April 18, 2020
Loan Amount	$367,039.00
Interest Rate	1.00%
Borrower	Pressure Biosciences, Inc.
Operating Company	N/A
Lender	North Easton Savings Bank, 20 Eastman Street, South Easton, MA 02375

1.	PROMISE TO PAY:

In return for the Loan, Borrower promises to pay to the order of Lender the amount of Three Hundred Sixty-Seven Thousand Thirty Nine and 00/100 dollars*************** Dollars, interest on the unpaid principal balance, and all other amounts required by this Note.

2.	DEFINITIONS;

“Deferral Period” means the period beginning on the date of this Note and ending on October 18, 2020. {Six months from date or Note}

“Loan” means the loan evidenced by this Note.

“Loan Documents” means the documents related to this Loan signed by Borrower.

“Program Rules” means all statutes applicable to the Paycheck Protection Program of the Small Business Act (15 U.S.C. § 636), as amended by the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) (P.L. 116-136) and all regulations, rules and guidance applicable to the Paycheck Protection Program at any time issued by the United States Department of the Treasury or the SBA.

“SBA” means the Small Business Administration, an Agency of the United States of America.

U.S. Small Business Administration

3.

PAYMENT TERMS:

Borrower must make all payments at the place Lender designates. The payment terms for this Note are:

Compliance with Program Rules: This Note and the Loan evidenced hereby is subject to the Program Rules. If the terms of this Note conflict in any way with the Program Rules or fail to include any term required under the Program Rules, this Note shall be deemed automatically amended to eliminate any such conflict and/or to include such term. Promptly following request by Lender, Borrower shall execute and deliver to Lender any documentation deemed necessary by Lender to ensure that this Note and the Loan evidenced hereby comply in all respect with the Program Rules.

Forgiveness. Borrower may apply to Lender for forgiveness of the amount due on the Loan in an amount equal to the sum of the following costs incurred by Borrower during the 8-week period beginning on the date of first disbursement of the Loan:

(a)	Payroll costs
(b)	Any payment of interest on a covered mortgage obligation (which shall not include any prepayment of or payment of principal on a covered mortgage obligation)
(c)	Any payment on a covered rent obligation
(d)	Any covered utility payment

The amount of loan forgiveness shall be calculated (and may be reduced) in accordance with the requirements of the Paycheck Protection Program, including the provisions of Section 1106 of the CARES ACT. Not more than 25% of the amount forgiven can be attributable to non-payroll costs. If Borrower has received an advance under the SBA’s Economic Injury Disaster Loan Program, the amount of the advance shall be subtracted from the loan forgiveness amount.

Upon application of the Borrower, and provision by Borrower of the documentation required under the Program Rules, Lender will make a determination of the principal and interest amounts to be forgiven.

Maturity: Any remaining balance of this Note that Lender determines cannot be forgiven under the Program Rules shall be due and payable in full on April 18, 2022. (2 years from the date of Note}

Interest: Interest on this Note shall begin to accrue on the date hereof at the interest rate set forth above. The interest rate is fixed and will not change during the term of this Note. Interest shall be computed on an actual /365 simple interest basis; that is by multiplying the interest rate by the outstanding principal balance, multiplying the resulting product by the actual number of days the principal balance is outstanding and dividing the resulting product by 365.

Deferral Period: No payments will be due during the Deferral Period, provided that interest will continue to accrue during the Deferral Period. Such accrued interest shall be paid in 18 consecutive monthly installments along with the principal installments described below.

Payment Terms: Borrower shall repay the principal balance of this Note in 18 consecutive equal monthly installments, with the first such installment due on the day immediately following the expiration of the Deferral Period and the remaining payments due on the same day of each month thereafter. Borrower shall pay all accrued interest on each day that a principal installment is due. Lender will apply each payment first to pay applicable late charges, then to pay interest accrued to the day Lender received the payment, then to interest accrued during the Deferral Period, then to bring principal current and will apply any remaining balance to reduce principal.

U.S. Small Business Administration

Payment Schedule: Lender will provide Borrower with a schedule of payments once the amounts to be forgiven have been determined and the principal balance to be repaid becomes known.

Prepayment: Borrower may prepay this Note at any time without penalty. Borrower may prepay 20 percent or less of the unpaid principal balance of this Note at any time without notice. If Borrower prepays more than 20 percent and the Loan has been sold on the secondary market, Borrower must:

(a)	Give Lender prior written notice;
(b)	Pay all accrued interest; and
(c)	If the prepayment is received less than 21 days from the date Lender received the notice, pay an amount equal to 21 days’ interest from the date Lender received the notice, less any interest accrued during the 21 days and paid under clause (b) of this paragraph.

If Borrower does not prepay within 30 days from the date Lender received the notice, Borrower must give Lender a new notice. All prepayments will be applied to principal installments in inverse order of maturity.

Late Charges: If any payment due on this Note is not paid within fifteen days of its due date, Borrower will pay to Lender a late charge equal to the greater of $15.00 and 5% of the late payment. To the extent any late fee otherwise payable under this Note is prohibited or exceeds any limit provided by applicable law, including the Program Rules, such late fee shall be reduced to the maximum amount allowed.

Non-Recourse. Lender and SBA shall have no recourse against any individual shareholder, member or partner of Borrower for non-payment of the Loan, except to the extent that such shareholder, member or partner uses the Loan proceeds for an unauthorized purpose.

Business Day: If any installment of principal and interest is due on a day other than a day on which Lender is open for the conduct of normal banking activities, such installment shall be due on the next day for which Lender is open for the conduct of normal banking activities.

Electronic Signatures; Counterparts. This Note and all documents delivered in connection herewith (including Borrower’s application for the Loan) may be executed and/or transmitted electronically or digitally (including, without limitation, via facsimile, electronic mail in .pdf, DocuSign or similar platform) and shall be considered originals and shall have the same legal effect, validity and enforceability as manually-executed paper originals. This Note and all such other documents may be executed in as many counterparts as necessary or convenient, including both paper and electronic or digital counterparts, but all such counterparts are one and the same document. For the avoidance of doubt, the authorization under this paragraph includes, without limitation, use or acceptance by the parties of a manually-exec ted counterpart which has been converted into electronic form (such as scanned into a .pelf file), or an electronically or digitally signed document converted into another format, for transmission, delivery and/or retention. Upon request from Lender, and to the extent required by the Program Rules, Borrower shall execute and deliver manually executed originals of this Note and such other documents.

U.S. Small Business Administration

Other Debt Owed to Lender: No collateral granted to Lender by Borrower to secure other debt owed to Lender by Borrower shall secure this Note, notwithstanding any cross-collateralization provision or similar provision in the documentation applicable to such other debt.

Right of Setoff: To the extent permitted by applicable law, at any time following a default on this Note, Lender may setoff any amounts owed by Lender to Borrower with respect to any account maintained by Borrower with Lender against any amounts owed by Borrower under this Note.

4.	DEFAULT:

Borrower is in default under this Note if Borrower does not make a payment when due under this Note, or if Borrower or Operating Company:

A.	Fails to do anything required by this Note and other Loan Documents;
B.	Defaults on any other loan with Lender;
C.	Does not disclose, or anyone acting on their behalf does not disclose, any material fact to Lender or SBA;
D.	Makes, or anyone acting on their behalf makes, a materially false or misleading representation to Lender or SBA;
E.	Defaults on any loan or agreement with another creditor, if Lender believes the default may materially affect Borrower’s ability to pay this Note;
F.	Fails to pay any taxes when due;
G.	Becomes the subject of a proceeding under any bankruptcy or insolvency law;
H.	Has a receiver or liquidator appointed for any part of their business or property;
I.	Makes an assignment for the benefit of creditors;
J.	Has any adverse change in financial condition or business operation that Lender believes may materially affect Borrower’s ability to pay this Note;
K.	Reorganizes, merges, consolidates, or otherwise changes ownership or business structure without Lender’s prior written consent; or
L.	Becomes the subject of a civil or criminal action that Lender believes may materially affect Borrower’s ability to pay this Note.

5.	LENDER’S RIGHTS IF THERE IS A DEFAULT: Without notice or demand and without giving up any of its rights, Lender may:

A.	Require immediate payment of all amounts owing under this Note;
B.	Collect all amounts owing from Borrower; or
C.	File suit and obtain judgment.

U.S. Small Business Administration

6.	LENDER’S GENERAL POWERS: Without notice and without Borrower’s consent, Lender may:

A.	Incur expenses to collect amounts due under this Note or to enforce the terms of this Note or any other Loan Document. Among other things, the expenses may include payments for reasonable attorney’s fees and costs. If Lender incurs such expenses, it may demand immediate repayment from Borrower or add the expenses to the principal balance;
B.	Release anyone obligated to pay this Note; and
C.	Take any action necessary collect amounts owing on this Note.

7.

WHEN FEDERAL I.AW APPUES:

When SBA is the holder, this Note will be interpreted and enforced under federal law, including SBA regulations. Lender or SBA may use state or local procedures for filing papers, recording documents, giving notice, foreclosing liens, and other purposes. By using such procedures, SBA does not waive any federal immunity from state or local control, penalty, tax, or liability. As to this Note, Borrower may not claim or assert against SBA any local or state law to deny any obligation, defeat any claim of SBA, or preempt federal law.

8.	SUCCESSORS AND ASSIGNS: Under this Note, Borrower and Operating Company include the successors of each, and Lender includes its successors and assigns.

9.	GENERAL PROVISIONS:

A.	All individuals and entities signing this Note are jointly and severally liable.
B.	Borrower waives all suretyship defenses.
C.	Borrower must sign all documents necessary at any time to comply with the Loan Documents.
D.	Lender may exercise any of its rights separately or together, as many times and in any order it chooses. Lender may delay or forgo enforcing any of its rights without giving up any of them.
E.	Borrower may not use an oral statement of Lender or SBA to contradict or alter the written terms of this Note.
F.	If any part of this Note is unenforceable, all other parts remain in effect.
G.	To the extent allowed by law, Borrower waives all demands and notices in connection with this Note, including presentment, demand, protest, and notice of dishonor.

10.	STATE-SPEOFIC PROVISIONS: Not applicable.

U.S. Small Business Administration

11.	BORROWER’S NAME(S) AND SIGNATURE(S): By signing below, each individual or entity becomes obligated under this Note as Borrower. By signing below, Borrower additionally certifies to Lender that:

A.	Borrower acknowledges that if Borrower defaults on the Loan, SBA may be required to pay Lender under the SBA guarantee, and SBA may then seek recovery on the Loan (to the extent any balance remains after forgiveness of the loan, as described in Paragraph 3 above);

B.	Borrower will keep books and records in a manner satisfactory to Lender, furnish financial statements as requested by Lender, and allow Lender and SBA to inspect and audit books, records and papers relating to Borrower’s financial or business condition; and

C.	Borrower will not, without Lender’s consent, change its ownership structure, make any distribution of company assets that would adversely affect its financial condition or transfer (including by pledge) or dispose of any assets, except in the ordinary course of business.

Pressure BioSciences, Inc. (Borrower Name) Name: Richard T. Schumacher Title: President